Exhibit 99.1

For Immediate Release

For Further Information Contact:

James Edgemond at (301) 608-9292

Email: jedgemond@unither.com

United Therapeutics Corporation Receives Paragraph IV Notice Letter for Tyvaso

SILVER SPRING, MD, and RESEARCH TRIANGLE PARK, NC, June 15, 2015/PRNewswire/ — United Therapeutics Corporation (NASDAQ: UTHR) today announced receipt of a Paragraph IV Certification Notice Letter from Watson Laboratories, Inc. (Watson) advising that Watson has submitted an Abbreviated New Drug Application (ANDA) to the U.S. Food and Drug Administration (FDA) requesting approval to market a generic version of Tyvaso® (treprostinil) Inhalation Solution.

In the Notice Letter, Watson states that it intends to market a generic version of Tyvaso® before the expiration of U.S. Patent No. 6,521,212, which expires in November 2018; U.S. Patent No. 6,756,033, which expires in November 2018; and U.S. Patent No. 8,497,393, which expires in December 2028. Watson’s Notice Letter states that the ANDA contains a Paragraph IV Certification alleging that these patents are not valid, not enforceable and/or will not be infringed by the commercial manufacture, use or sale of the proposed product described in Watson ANDA submission.

United Therapeutics intends to vigorously enforce its intellectual property rights relating to Tyvaso®.

United Therapeutics currently is reviewing the Notice Letter.  United Therapeutics has 45 days from receipt of the Notice Letter to commence a patent infringement lawsuit against Watson.  Such a lawsuit would automatically preclude the FDA from approving Watson’s ANDA for up to 30 months or until the issuance of a district court decision that is adverse to United Therapeutics, whichever occurs first.

About United Therapeutics

United Therapeutics Corporation is a biotechnology company focused on the development and commercialization of innovative products to address the unmet medical needs of patients with chronic and life-threatening conditions.

Forward-looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, among others, statements regarding the enforcement of our intellectual property rights.  These forward-looking statements are subject to certain risks and uncertainties and are qualified by the cautionary statements, cautionary language and risk factors set forth in our periodic reports and documents filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and current reports on Form 8-K, which could cause actual results to differ materially from anticipated results. We are providing this information as of June 15, 2015, and assume no obligation to update or revise the information contained in this press release whether as a result of new information, future events or any other reason.  [uthr-g]

Tyvaso is a registered trademark of United Therapeutics Corporation.

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